Exhibit 99.1

Suburban Propane Partners, L.P. Announces Receipt of Requisite Tenders and Consents in

Exchange Offers and Consent Solicitations in Connection with its Planned Acquisition of Inergy,

L.P.’s Retail Propane Operations

Whippany, New Jersey, July 13, 2012 — Suburban Propane Partners, L.P. (NYSE: SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity (the “Partnership”), today announced that it and Suburban Energy Finance Corp. (collectively, “Suburban”) have received requisite tenders and consents in connection with their previously announced offers to exchange (the “Exchange Offers”) and related consent solicitations (the “Consent Solicitations”) in connection with certain outstanding notes of Inergy, L.P. (“Inergy”). Suburban is offering to exchange any and all of the outstanding 7% Senior Notes due 2018 (the “2018 Inergy Notes”) and 6  7/8% Senior Notes due 2021 (the “2021 Inergy Notes” and, collectively, the “Inergy Notes”) issued by Inergy and Inergy Finance Corp., which have an aggregate principal amount outstanding of $1.2 billion, for a combination of $1.0 billion in aggregate principal amount of new unsecured 7  1/2% Senior Notes due 2018 and 7  3/8% Senior Notes due 2021 (collectively, the “SPH Notes”), respectively, issued by Suburban and $200.0 million in cash. Consents were solicited in respect of the indentures of both series of Inergy Notes to approve proposed amendments that would, among other things, (i) delete in their entirety substantially all the restrictive covenants, (ii) modify the covenants regarding mergers and consolidations and (iii) eliminate certain events of default.

As of 5:00 p.m. New York City time, on July 12, 2012, the consent date for the Exchange Offers and Consent Solicitations, Suburban had received tenders and consents from holders of approximately $580.5 million in aggregate principal amount of the 2018 Inergy Notes, representing approximately 96.75% of the total outstanding principal amount of the 2018 Inergy Notes, and tenders and consents from holders of approximately $532.5 million in aggregate principal amount of the 2021 Inergy Notes, representing approximately 88.75% of the total outstanding principal amount of the 2021 Inergy Notes. As a result, the minimum tender condition has been satisfied with respect to the Exchange Offers and requisite consents have been received for both series of Inergy Notes with respect to the Consent Solicitations.

In accordance with the terms of the Exchange Offers and Consent Solicitations, in light of the principal amount of Inergy Notes tendered with consents prior to the consent date, the cash consent payment payable to holders who tendered Inergy Notes with consents prior to the consent date is equal to $58.40 per $1,000 principal amount of such Inergy Notes. Inergy Notes tendered after the consent date and prior to the expiration of the Exchange Offers will not be eligible to receive the cash consent payment.

The Exchange Offers are scheduled to expire at 11:59 p.m., New York City time, on July 26, 2012, unless extended or terminated.

Suburban is making the Exchange Offers and Consent Solicitations in connection with, and conditioned upon, among other things, its consummation of the acquisition of Inergy’s retail propane operations. Satisfaction of the minimum tender condition is one of the conditions precedent to the consummation of the acquisition.

The SPH Notes have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws. The SPH Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

This press release does not constitute an offer to purchase or exchange any securities or a solicitation of any offer to sell or exchange any securities.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

Forward-looking Statements

This press release contains certain forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban Propane’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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